COOKE & BIELER, L.P. CODE OF ETHICS

Table of Contents

Preamble    2

Compliance with Laws              3

Policy Statement on Insider Trading      3

Definitions  5

Prohibited Transactions            8

Exempted Transactions            11

Political Contributions.             12

Compliance Procedures           14

Certification of Compliance     19

Reporting of Violations to the Chief Compliance Officer   19

Reporting of Violations to the Board of Directors               19

Annual Reporting to the Board of Directors         20

Sanctions     20

Retention of Records 20

Exhibit A: Initial Report of Access Person             22

Exhibit B: Annual Report of Access Persons         23

Exhibit C: Securities Transaction Report for a Calendar Quarter      26

Exhibit D: Securities Transaction Report Related to Short-Term Trading        28

Exhibit E: Personal Securities Transactions Pre-Clearance Form      29

Exhibit F: Certification of Compliance            30

PREAMBLE

This Code ofEthics is being adopted incompliance with the requirements under the Investment Advisers Act Rule 204A-1, the Investment Company Act Rule 17j-1 (the "Rule") and Sections 204A and 206 of the Investment AdvisersAct of 1940 (the “AdvisersAct”), specifically Rule 204-2 thereunder, to effectuate the purposes and objectives of those provisions. Section 204A of the AdvisersAct requires the establishment and enforcement of policies and procedures reasonably designedto prevent the misuse of material, nonpublicinformation by investment advisers.Rule 204-2 imposes recordkeeping requirements with respectto personal securities transactions of advisoryrepresentatives.

Rule 17j-1 under the Investment CompanyAct, Rule 204A-1 and Section 206 of the AdvisersAct make the following activities unlawful for certainpersons, includingany employee of Cooke & Bieler, L.P. (the “Firm”),in connection with the purchase or sale by such person of a security held or to be acquired by any Portfolioor any Fund managed or sub-advised by the Firm:

To employ a device, scheme or artificeto defraud a Portfolio, a Fund, any client or prospective client;

To make to a Portfolio, a Fund, any client or prospective client, any untruestatement of a material fact or omit tostate a material fact necessary in order to make thestatements made, in lightof the circumstances in which they are made, not misleading;

To engagein any act, practice or course of business which operates or would operate as a fraudor deceit upon a Portfolio, a Fund, any client or prospective client; or

Acting as principal for his/herown account, knowingly to sell any securityto or purchase any security from a client,or acting as a brokerfor a person other than such client,knowingly to effect any sale or purchase of any securityfor the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he/she is acting and obtaining the consent of the client to such transaction. The prohibitions of this paragraph (4) shall not apply toany transaction with a customer of a bank brokeror dealer if such broker or dealer is not acting as an investment adviserin relation to such transaction; or

To engage in any act, practice,or course of business which is fraudulent, deceptiveor manipulative.

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessaryto prevent violations of the Code.

The Management Committee of the Firm adoptsthis Code of Ethics. This Code is based upon the principle that the partners,directors and officersof the Firm, and certain affiliated persons of the Firm, owe a fiduciaryduty to, among others,the clients of the Firm to conducttheir affairs, including their personal securities transactions, in such a manneras to avoid (i) servingtheir own personal interests ahead of clients; (ii) taking inappropriate advantage of theirposition with the Firm; and (iii) any actual or potential conflictsof interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Code of Ethics Officerof the Firm to report material violations of this Code of Ethics to the Chief Compliance Officer, the Management Committee and to the Board of Directors of any Fund advised or sub-advised by the Firm.

COMPLIANCEWITHLAWS

Supervised Persons must comply with all applicable federal securities laws. Each Supervised Person has the duty to know, understand and comply with federalsecurities laws and other legal obligations applicableto their dutiesand responsibilities.

POLICY STATEMENT ON INSIDER TRADING

The Firm forbids any partner, officer,director or employeefrom trading, eitherpersonally or on behalf of others, includingaccounts managed by the Firm, on material nonpublic information or communicating material nonpublicinformation to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every partner,officer, director and employeeand extends to activitieswithin and outside their duties at the Firm. Any questionsregarding the Firm's policy and procedures should be referred to the Code of Ethics Officerand the Chief Compliance Officer.

The term "insider trading" is not definedin the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider tradingis not static, it is generally understood that the law prohibits:

Trading by an insider, while in possession of materialnonpublic information, or

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violationof an insider's duty to keep it confidential or was misappropriated, or

Communicating material nonpublic information to others.

The conceptof "insider" is broad. It includes officers,directors and employees of a company.In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conductof a company's affairs and as a result is given access to information solely for the company's purposes.A temporary insider can include, among others, a company'sattorneys, accountants, consultants, bank lending officers,and the employees of such organizations. In addition, the Firm may become a temporaryinsider of a company it advises or for which it performsother services. For that to occur the companymust expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty beforethe Firm will be considered an insider.

Trading on inside information is not a basis for liabilityunless the information is material."Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investorwould consider it important inmaking his or herinvestment decisions, or information that is reasonably certainto have a substantial effect on the price of a company's securities. Information that partners,officers, directors and employees should consider material includes,but is not limitedto: dividend changes, earningsestimates, changes in previously releasedearnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems,and extraordinary management developments.

Information is nonpublicuntil it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public.For example, information found in a report filed with the SEC, or appearing in Dow Jones,Reuters EconomicServices, The Wall Street Journal orother publications of general circulation would be considered public.

Before trading for yourselfor others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

Is the information material? Is this information that an investorwould consider importantin making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information nonpublic? To whom has this information been provided?Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is materialand nonpublic, or if you have questions as to whether the information is materialand nonpublic, you shouldtake the following steps.

Report the matterimmediately to the Firm’s Code of EthicsOfficer.

Do not purchaseor sell the securities on behalf of yourself or others.

Do not communicate the information inside or outsidethe Firm, other than to the Firm’s Code of Ethics Officer.

After the Firm’s Code of Ethics Officer has reviewedthe issue, you will be instructed to continuethe prohibitions against tradingand communication, or you will be allowed to trade and communicate the information.

Information in your possession that you identifyas material and nonpublic may not be communicated to anyone, including persons within the Firm, except as providedabove. In addition, care should be taken so that such information is secure. For example,files containing materialnonpublic information should be sealed; access to computerfiles containing material nonpublic information should be restricted.

The role of the Firm’s Code of Ethics Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading.The Firm's Supervisory Procedurescan be divided into two classifications - prevention of insidertrading and detection of insider trading.

To preventinsider trading, the Firm will:

Provide, on a regular basis, an educational program to familiarize partners,officers, directors and employees with the Firm's policy and procedures, and

When it has been determined that a partner, officer,director or employeeof the Firm has material nonpublic information,

Implement measures to prevent dissemination of such information, and

If necessary, restrict partners, officers, directors and employeesfrom trading the securities. To detectinsider trading, the Code of Ethics Officerwill:

Review the tradingactivity reports filed by each officer, directorand employee, and

Review the tradingactivity of accounts managedby the Firm.

DEFINITIONS

"Access Person" means any partner, director, officer, general partner of the Firm, or Supervised Person who has access to nonpublic information regarding clients’ purchase or sale of securities, or a Supervised Person involved in making securities recommendations to clients or who has access to such nonpublic recommendations. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person. The Firm treats all full-time employees as Access Persons.

"Affiliated Company" means a company which is an Affiliated Person, as defined in the 1940 Act.

"Affiliated Person" of another person means (a) any person directly or indirectly owning, controlling, or holdingwith power to vote, five (5%) percent or more of the outstanding voting securities of such other person; (b) any person five (5%) percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;(c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employeeof such other person; (e) if such other person is an investment company, any investment adviser thereof or any memberof an advisory board thereof;and (f) if such other personis an unincorporated investment company not having a board of directors, the depositor thereof.

"Beneficial Ownership," as interpreted under Rule 16a-1(a)(2) of the 1934 Act, encompasses situations where a person has the right to enjoy a direct or indirect economic benefit from the ownership of securities. A person is normally regarded as the beneficial owner of securities held in (a) the name of his or her spouse, domestic partner, minor children, or other relatives living in the household; (b) a trust, estate or other account in which he or she has a present or future interest in the income, principal, or right to obtain title to the securities;  or (c) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent to those of ownership.

"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official positionwith such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than twenty-five (25%) percent of the votingsecurities of a companyshall be presumed to control such company. Any person who does not so own more than twenty-five (25%) percent of the voting securities of any company shall be presumed not to controlsuch company. A natural person shallbe presumed not to be a controlled person.

"Covered Associate" means (a) any generalpartner, managing member or executive officer,or other individual of the Firm with a similar status or function;(b) any employee of the Firm who solicits a Government Entity for the Firm and any person who supervises, directly or indirectly, such employee;and (c) any political action committee(“PAC”) controlled by the Firm or by any such persons described in (a) or (b).

"Covered Security" shall have the meaning set forth in Section 202(a)(18) of the AdvisersAct and Section2(a)(36) of the 1940 Investment Company Act. Further, for purposes of this Code, “Covered Security” shall include any commodities contracts as defined in Section 2(a)(1)(A) of the CommodityExchange Act. The term “covered security”is very broad and includesany stock, bond, future, investment contract but is not limitedto futures contracts on equity indices.

"Covered Security" shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, high quality short-term debt instruments (maturityof less than 366 days at issuanceand rated in one of the two highestrating categories by a Nationally Recognized Statistical Rating Organization), repurchase agreements, commercial paper and shares of money market funds. Also excludedfrom the definition are any registered open-end investment companies (e.g. open-end mutual funds) other than Exchange Traded Funds (“ETFs”). Any question as to whether a particular investment constitutes a “Covered Security” should be referredto the Code of Ethics Officer of the Firm.

"Disclosable transaction" means any transaction in a security pursuant to which an Access Person would have a beneficial ownership.

"Firm" means the investment adviserregistered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, subject to this Code of Ethics.

"Fund" means any investment vehicle registered under the InvestmentCompany Act of 1940 for which the Firm acts as manager, adviseror sub-adviser.

"Government Entity" means anystate or political subdivision of a state, including:

Any agency,authority, or instrumentality of the state or politicalsubdivision;

A pool of assets sponsored or established by the state or politicalsubdivision or any agency, authorityor instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)),or a state general fund;

A plan or program of a Government Entity; and

Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof,acting in their official capacity.

"Non-interested Director" means a director or trustee who is not an Interested Person.

"Interested Person" of anotherperson, when used with respect to a Fund, means (i) any affiliated person of the Fund; (ii) any member of the immediatefamily of any natural person who is an affiliated personof the Fund; (iii) any interested personof any investment adviser of or principal underwriter for the Fund; (iv) any person or partner or employee of any person who at any time since the beginning of the last two completedfiscal years of the Fund has acted as legal counsel for the Fund; (v) any broker or dealer registered under the SecuritiesExchange Act of 1934 or any affiliated personof such a brokeror dealer; or (vi) any naturalperson whom the Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two completed fiscalyears of the Fund, a material businessor professional relationship with the Fund or with the principal executiveofficer of such companyor with any other investment company having the same investment adviser or principalunderwriter or with the principal executive officer of such other investment company,provided, thatno person shall be deemed to be an interested person of an investmentcompany solely by reason of his being a member of its Board of Directors or advisoryboard or an owner of its securities, or his membership in the immediate family of any personspecified in clause(a) of this proviso.

"Initial Public Offering" means an offeringof securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subjectto the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

"Investment Personnel" means (a) any PortfolioManager of the Firm; (b) any employeeof the Firm (or of any company in a control relationship to a Fund or the Firm) who, in connection with his regular functions or duties, makes or participates in making recommendations regardingthe purchase or sale of securities by the Firm, including securities analysts and traders;or (c) any person who controls a Fund or the Firm and who obtainsinformation concerning recommendations made to any Fund or Portfolioregarding the purchase or sale of securitiesby the Fund or Portfolio; (d) or any employee who is soliciting new business for the Firm.

"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidatefor elective office of a Government Entity,if the office (i) is directly or indirectly responsible for, or can influence the outcomeof, the hiring of an investment adviser (such as the Firm) by a Government Entity; or (ii) has authorityto appoint any person who is directlyor indirectly responsible for, or can influence the outcomeof, the hiring of an investment adviser (such as the Firm) by a Government Entity. Official shall also include any candidate for federal office if he/she is currently servingas a state or local government Official.

"Person" means a natural personor a company.

"Portfolio" means any account, trust or other investment vehicle(except “Fund”) over which the Firm has investment management discretion.

"Portfolio Manager" means an employeeof the Firm entrustedwith the direct responsibility and authority to make investment decisionsaffecting the Portfolios or Funds managed by the Firm.

"Private Placement," means an offer of a security that is exempt from registration requirements under the Securities Act of 1933. Also known as a limited offering, a private placement takes the form of a limited partnership interest (in a limited partnership) or a non-managing membership interest (in a limited liability company). It can also be stock or shares in a company that is owned by a select group of investors that own their interests as passive owners. For example, buying real estate is generally not considered buying a limited offer, but buying an interest in a fund, which, in turn, buys real estate, would be generally considered buying a limited offering.

"Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a Security.

"Security" means any note, stock, treasurystock, bond, mutualfund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractionalundivided interest in oil, gas, or other mineral rights,any put, call,straddle, option, or privilege on any security, certificateof deposit, or group or index of securities (including any interesttherein or based on the value thereof), or any put, call, straddle,option, or privilegeentered into on a national securities exchange relating to foreign currency,or, in general, any interest or instrument commonly known as a "security," or any certificate of interestor participation in, temporary or interim certificate for, receipt for, guaranteeof, or warrant or right to subscribeto or purchase, any of the foregoing.

Security Held or to be Acquired" means(i) any security which, within the most recent 15 days, is or has been held by a Fund or Portfolio, or is being or has been considered for purchase by a Fund or Portfolio, or (ii) any optionto purchase or sell and any security convertible into or exchangeable for a Security.

"Supervised Person" means (i) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm; or (ii) any other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

"Unaffiliated Mutual Funds" means any mutual fund that is not advised or sub-advised by the Firm.

"Reportable Security" includes mutual funds advised or sub-advised by the Firm.

PROHIBITED TRANSACTIONS

A conflictof interest occurswhen the personalinterests of employees interfere or could potentially interfere with their responsibilities to the Firm andits clients. The overriding principle is that access personnel should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material valuethat could influence their decision-making or make them feel beholden to a person or firm. Similarly, access personnel shouldnot offer gifts,favors, entertainment or other things of valuethat could be viewed as overly generous or aimed at influencing decision-making or making a clientfeel beholden to the Firm or the access personnel. Further,no access personor advisoryrepresentative shall engage in any act, practiceor course of conduct, which would violate the provisions of Rule 204A-1 of the Investment Advisers Act, Rule 17j-1 of the Investment CompanyAct or Section 206 of the Investment AdvisersAct as set forth above. In addition, certain laws or rules in various jurisdictions may prohibit or limit gifts and entertainment to public officials.

AccessPersons

Except as provided in Section C below, no Access Personshall:

Purchase or sell, directly or indirectly, any security in which he/she has or by reason of such transaction acquires, any direct or indirect beneficial ownershipand which to his/her actual knowledge at the time of such purchase or sale:

Is being consideredfor purchase or sale by any Portfolioor Fund managed by the Firm, or

Is being purchased or sold by any Portfolio or Fund managed by the Firm; or

Disclose to other personsthe securities activities engaged in or contemplated for the various Portfolios or Fundsmanaged by the Firm.

Buy or sell a security withintwo (2) business days before or seven (7) businessdays after any strategy of the Firm trades in that security.We refer to the strategyas opposed to any client portfolio since the majority of the firm’s clients typically follow the model strategy, with a few exceptions as they relateto client specificrestrictions or tax implications. For purposes of this restriction, distinction is made betweenmodel trades that are placed for all accounts following the model, as opposed to account specifictrades that are made to accommodate cash flow, tax and other unique requirements for a particular account. Transactions in securities that become model trades are subject to this requirement; transactions in securities that become client-specific trades are not. Accordingly, if a singleclient decides to add or withdrawfunds from their account, thus triggering a reallocation to the model, this would not trigger a prohibited transaction. We are looking to limit personal tradingthat could conflictwith a firm-widetrading program.We cannot predict when a clientwill need to raise funds or add additional funding.Any personal trades that occur during the blackout periodin which firm-widetrades have occurredshall be unwound, if possible. Otherwise, any profits realizedon trades withinthe proscribed period shall be disgorged to a charitable organization.

Engage in any of the following:

Gifts -- Accept any gift, outside of promotional gifts, such as coffee mugs, tee shirts, golf balls, bags, etc., from any person or entity that does or seeks to do businesswith or on behalf of the Firm without pre-approvalby the Chief Compliance Officer or her designated representative. Nor shall any access person give or offer any gift to existing clients, prospective clients,or any entity that does businesswith the Firm or any foreignpublic official without pre-approval by the Chief Compliance Officer or her designated representative. Access personnel may not give or accept any gifts in the form of cash or cash equivalents to or from a client, prospective client,or any entity that does businesswith the Firm or any foreign public official. The Chief ComplianceOfficer will typically grant approvalfor reasonable and appropriate gifts such as holiday gift baskets from brokers or ticketsto a local sportingevent but not extravagant items such as jewelry or box seat tickets to playoffgames.

Charitable Contributions or Sponsorships -- Provide charitable contributions or sponsorships to any client or prospective client without the approval of the Chief Compliance Officer.

Entertainment -- Provideor accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entitythat does or seeks to do business with the Firm. Access personnel may provide or accept a business entertainment event, such as dinner, golf outing or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If they are not present, the entertainment will be classified as a gift and subject to pre-approval by Compliance. All entertaining expenses will be reviewed quarterly and on a cumulative basis at year end.. The U.S. Department of Labor requires notification of entertainment of employees of union-affiliated pension plans (Taft-Hartley plans) by investment managers.  Any gift or payment, including client dinners to a covered person exceeding $250 per year must be reported on Form LM-10.  Rules regarding entertaining of U.S. state and local government officials/employees are complex and vary widely from state to state and locality to locality.  Entertaining of government officials should be discussed in advance with Compliance to ensure appropriate adherence to applicable rules and regulations. Notwithstanding government imposed or client imposed lower limits, our internal annual limits are $750.00 per person and $3,000 per entity. Both the CCO and a member of the Management Committee must approve any limits exceeding these thresholds. Business entertainment received from an Outside Entity that exceeds$100 in the aggregate per quarter by a single entity should be reported within thirty days after the quarter end. Due to the regulatory implications, our firm policy prohibits entertaining foreign public officials withoutfirst obtaining approval from the Chief Compliance Officer.

Bribes -- The paymentor arrangement of, or any involvement in, bribes, kickbacks or other illegal gratuities inclusiveof clients, potential clientsor foreign public officials.

Initial Public Offeringsand Private Placements -- Acquire a beneficial interestin any securities in an initial public offering ("IPO") or other limitedofferings commonly referredto as private placements, withoutprior written approvalof the Chief Compliance Officerof the Firm and the Management Committee of Cooke & Bieler, L.P. The Code of Ethics Officer must maintain a record of any decision,and the reasons supporting the decision, to approve the investmentpersonnel's acquisition of an IPO orprivate placement for at least five years after the end of the fiscal year in which the approval was granted.

Before granting such approval the Chief Compliance Officer (or other designee) should carefully evaluate such investment to determinethat the investment could create no materialconflict between the investment personnel and a Fund or Portfolio. The Chief Compliance Officer may make such determination by looking at, among other things, the nature of the offeringand the particularfacts surrounding the purchase. For example, one may consider approving the transaction if the Chief Compliance Officer (or designee)can determine that: (i) the investment did not result from directing Fund, Portfolioor Firm business to the underwriter or issuer of the security; (ii) the Investment Personnel is not misappropriating an opportunity that should have been offered to the Fund or Portfolio; and (iii) an Investment Person's investmentdecisions for the Fund or Portfoliowill not be unduly influenced by his or her personalholdings and investment decisionsare based solely on the best interests of the Fund or Portfolio. Any person authorized to purchase securities in an IPO or privateplacement shall disclosethat investment when they play a part in a Fund’s or Portfolio’s subsequent consideration of an investment in that issuer. In such circumstances, a Fund's or Portfolio’s decision to purchase securities of the issuer shall be subjectto independent review by investment personnelwith no personal interest in the issuer.

Investment Personnel

In additionto the prohibitions listed in SectionB (1) above, no Investment Personnel shall engage in any of the following:

Front-running -- Profitin the purchase and sale,or sale and purchase, of the same (or equivalent) securities within sixty (60) calendardays. Trades made in violationof this prohibition should be unwound,if possible. Otherwise, any profitsrealized on such short-term trades shall be subject to disgorgement to the appropriate Portfolio(s) or Fund(s) of the Firm.

Exception: The Code of EthicsOfficer of the Firm may allow exceptions to this policyon a case- by-case basis when the abusive practices that the policyis designed to prevent, such as front running or conflictsof interest, are not presentand the equity of the situation strongly supports an exemption. An exampleis the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See Pre-Clearance Procedures below].   The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalizeon a short-lived market impact of a trade by one of the Fund's Portfolios. The respective Code of Ethics Officer shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The Code of Ethics Officer may consider grantingan exception to this prohibition if the securities involvedin the transaction are not (i) being considered for purchase or sale by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by a Fund or Portfolio that serves as the basis of the individual's "investment personnel" status and, are not economically relatedto such securities. In order for a proposedtransaction to be considered for exemptionfrom the short-term trading prohibitions, the investment personnel must complete,sign and submit to the Code of Ethics Officera completed Securities Transactions Report Relatingto Short-Term Trading (Exhibit D), certifying that the proposedtransaction is in compliance with this Code of Ethics. The Code of Ethics Officershall retain a record of exceptions granted and the reasons supporting the decision.

Outside Activities -- Serve on the Board of Directorsof any publicly traded company without prior authorization from the Chief Compliance Officer and the Management Committee of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm, any Portfolios or Funds. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolatesuch investment personnelfrom making decisions about tradingin that company's securities. Notification of such directorships shall be made to the Code of Ethics Officer.

EXEMPTED TRANSACTIONS

Transactions describedin Sections B (1) above, which appear upon reasonableinquiry and investigation to presentno reasonable likelihood of harm to a Fund or Portfolio and which are otherwise transacted in accordance with Investment Company Act Rule 17j-1, the Investment Advisors Act Rule 204A-1 and Section206 of the Investment Company Act may be permitted within the discretion of the Code of EthicsOfficer of the Firm on a case-by-case basis. Such exempted transactions may include:

Purchases or sales of securities which are not eligible for purchase by a Fund or Portfolio and which are not relatedeconomically to securities purchased, sold or held by the Fund or a Portfolio.

Securities of companies with a market capitalization in excess of $1 billion.

Municipal bond securities.

Purchases or sales of a de minimis amount of securities.   A de minimis amount of securities shall be defined in this sectionof the Code of Ethics as:

Up to an aggregate $25,000 principal amount of a fixed income securitywithin any three- consecutive month period;

Up to an aggregate 1,000 shares of an equitysecurity within any three-consecutive month period; or

Any amount of securities if the proposedacquisition or disposition by a Fund or Portfoliois in the amountof 1,000 sharesor less and the securityis listed on a nationalsecurities exchange or the NationalAssociation of Securities Dealers Automated QuotationSystem.

Securities which the Access Person,Fund and/or Portfoliohas no influence or control,including:

Purchases or sales effectedin any account over which the access personhas no direct or indirect influence or control;

Purchases or sales which are non-volitional on the part of either the access person or the Fund and/or Portfolio;

Purchases which are part of an automaticdividend reinvestment plan or directstock plan (pending pre-clearance of the originalpurchase); and

Securities acquiredby the exercise of rights issued pro rata by an issuer to all holdersof a class of its securities (to the extent such rights were acquired from such issuer),and sales of such rights so acquired.

Securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover,including:

Transactions and holdingsin direct obligations of the U.S. government;

Money market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high qualityshort-term debt instruments;

Shares of money market funds;

Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliateacts as the investment adviser or sub-adviser or principal underwriter for the fund; and

Transactions in units of a unit investment trust if the unit investment trust isinvested exclusively in unaffiliated mutual funds.

POLITICAL CONTRIBUTIONS

In July 2010, the SEC adopted Rule 206(4)-5 under the Advisers Act (the “Play-to Pay Rule”). The Pay- to-Play Rule addressescertain pay-to-play practicessuch as making or soliciting campaign contributions or paymentsto certain candidates for offices of Government Entitiesto influence the awarding of investment advisory servicesfor the management of publicpension plan assetsand other state governmental investments. The Pay-to-Play Rule broadly defines “contributions” to includegifts, loans, the payment of debts, and the provision of any other thing of value.

To comply with the Pay-to-Play Rule, the Firm and its Covered Associatesare subject to the following provisions:

Two-Year "Time Out" for Contributions: The Firm is prohibited from receiving compensation for providinginvestment advisory services to a Government Entity for a two- year periodafter the Firm or its CoveredAssociates makes a political contribution to an Official (whichinclude candidates for such office) who is or will be in a position to influence the award of advisorybusiness. Investment advisory services covered under this provision include directly managed assets of a Government Entity, such as a separateaccount, or those managed indirectly, such as througha pooled investment vehicle (e.g., privatefund) or mutual fund that is an investment option of a plan or programof a Government Entity.

Restrictions on Soliciting and Coordinating Contributions and Payments(Bundling): The Play-to-Play Rule also prohibitsthe Firm and its CoveredAssociates from circumventing its provisions by, for instance,making payments to politicalparties or coordinating a large number of smallemployee contributions to influencean election in order to affect the investment adviser selection process.Accordingly, the Firm and its Covered Associatesare prohibited from soliciting or coordinating:

Any contribution to an Official to which the Firm is providing(or seeking to provide) investment advisory services; or

Any payment to a political party of a state or localitywhere the Firm is providing(or seeking to provide)investment advisoryservices to a Government Entity.

Similarly, the Pay-to-Play Rule also includesprovisions that prohibitthe Firm and its Covered Associates from channeling contributions to Officials throughthird parties such as spouses, attorneys orcompanies affiliated with the Firm. Basically, it is unlawful for the firm or any of its covered associates to do anything indirectly which, if done directly, would result ina violation of the Rule.

Prohibition on Using Third Parties to Solicit Government Business: The Firm and its Covered Associates are prohibited from payinga third-party, such as a solicitor, pension consultant or placement agent, to solicit a Government Entity on behalf of   the   Firm.

However, thereare exceptions to this prohibition, including:

Solicitations on behalf of the Firm by any of its employees, general partners, managing membersor executive officers; and

Solicitations made by "regulated persons" (as defined by the Pay-to-Play Rule).

Firm PoliticalActivities: No Covered Associate may make political contributions of Firm assets, directlyor indirectly, to any public official,political candidate or political party, or to any other organization that might use the contribution to supportor influence a public official, politicalcandidate or political party.

Personal Political Activities of Covered Associates: Covered Associates may not make personal political contributions for the purposeof obtaining or retaining advisoryservices with GovernmentEntities. Any personal politicalcontributions of more than $150 will need to be pre-approved by the Code of Ethics Officeror the Chief Compliance Officer via the Political Contribution Pre-Approval Form. The Officer is likely to approve of a contribution of $350 in the aggregatefor one officialper election if the requester is entitled to vote for that candidate and $150 in the aggregate for one officialper election if they are not entitledto vote. Contributions in excess of those amounts are not likely to be approved unless it is a contribution intended for a candidate running for federaloffice and the candidate is not currently a state or local official of an officethat can selector influence the selection of advisers to state and local pension plans. Those seekingpre-approval will certify that the contribution is not made for the purpose of obtainingor retaining the Firm’s engagement as an investment adviserby the Government Entity. Annualreporting is requiredfor all political contributions. Current laws and rules in various jurisdictions may also prohibit or limit gifts or entertainment extendedto Officials. Theselaws and rulesmust be followed.

De Minimis Contributions. Covered associates are permittedto make aggregate contributions, without triggering the two-year "time out," of up to $350 per electionto an elected official or candidate for whom the coveredassociate is entitledto vote, and up to $150 per election to an elected officialor candidate for whom the covered associateis not entitled to vote. These de minimis exceptions are available only for contributions by covered associates, and not by the firm.

The Code of Ethics Officer, or other designatedofficer, will implementthe following proceduresto ensure compliance with the Pay-to-Play rules:

Maintain recordsincluding the names, titles, and business and residence addresses of all Covered Associates;

Obtain appropriate information from new employees(or employees promotedor otherwise transferred into positions) deemed to be CoveredAssociates, regarding any political contributions made within the precedingtwo years (from the date s/he becomesa Covered Associate) if such person will be soliciting municipal businesses or Government Entities;

Monitor and maintainrecords identifying all Government Entitiesto which the Firm provides advisory services;

Monitor and maintainrecords detailing political contributions made by the Firm and/or its Covered Associates;

Such records will be maintained in chronological order and will detail:

The name and title of the contributor;

The name and title (including any city/county/state or other politicalsubdivision) of each recipient of a contribution or payment;

The amountand date of each contribution or payment;and

Whether any such contribution was the subject of the exceptionfor certain returned contributions.

Maintain appropriate records following the departureof a Covered Associate who made a political contribution triggering the two-year'time out' period;

Maintains recordsreflecting approval of politicalcontributions over $150 by its Covered Associates;

Prior to engaging a third-party solicitor to solicit advisorybusiness from a Government Entity, the Code of EthicsOfficer, or other designated officer, will determine that such solicitor is (1) a "regulated person" as definedunder the Pay-to-Play Rule and (2) determined that such individual has not made certain political contributions or otherwise engagedin conduct that would disqualify the solicitorfrom meeting the definition of "regulated person";

On at least an annual basis, the Code of EthicsOfficer, or other designated officer,will require Covered Associates and any third-party solicitors to confirm that such person(s) have reported any and all political contributions, and continueto meet the definitionof "regulated person";

The Code of Ethics Officer, or other designatedofficer, maintains records of each regulated person to whom the firm provides or agrees to provide(either directly or indirectly) payment to solicita government entityfor advisory serviceson its behalf.

COMPLIANCE PROCEDURES

With respect to the pre-clearance and reporting requirements containedherein, access persons shall pre-clear throughand report to the Code of Ethics Officerof the Firm.

Pre-clearance Procedures

All accesspersons must receive prior written approval from the Firm’s Code of Ethics Officer, or other officer designated by the Board of Directors, before purchasing or selling securitiesin an account over which such access person has beneficial ownership or exercises direct or indirect influence or control when making investment decisions. The access person should request pre- clearance by completing, signing and submitting Personal Securities Transactions Pre-Clearance Form (Exhibit E) to the Code of Ethics Officer.

Pre-clearance approval will expire at the close of business on the trading date two (2) business days after the date on which authorization is received. For example,pre-clearance received Friday at 9:00 a.m. would expireas of the close of business Monday.    If the trade is not

completed before such pre-clearance expires,the access person is required to again obtain pre- clearance for the trade.   If approval is granted late in the day, for example after 2:00pm, we will not count that day towardsthe two (2) business day window. In addition, if an access person becomes aware of any additional information with respect to a transaction that was pre-cleared, such person is obligated to disclosesuch information to the appropriate Code of Ethics Officer prior to executing the pre-cleared transaction.

Access personsare excluded from pre-clearing securities purchased, sold or acquired in the following transactions:

Purchases or salesaffected in any account over which the access personhas no direct or indirect influence or control.

Purchases or sales which are non-volitional on the part of either the access person or a Fund or Portfolio.

Purchases which are part of an automaticdividend reinvestment plan or direct stock plan (pending pre-clearance of the originalpurchase).

Securities acquired by the exercise of rights issued pro rata by an issuer to all holders of a class of its securities, to the extent such rights were acquiredfrom such issuer,and sales of such rights so acquired.

Holdings in directobligations of the U.S. government, bankers’ acceptances, bank certificates of deposit,commercial paper, repurchase agreements, high quality short-term debt instruments, registered open-end investment companies, closed-end funds, and Exchange TradedFunds (ETF’s).

Disclosure of Personal Holdings

All new employees must disclose their personal holdings in reportable securities to the Compliance Department within 10 days of becoming an access person.  Information must be current, as of a date no more than 45 days prior to the date the person became an access person. Additionally, they must disclose the name of any broker, dealer or bank with which the access person maintains an account in which “any securities” were held for the direct or indirect benefit of the access person must also be reported.

Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds, and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan, are not disclosable transactions. However, mutual fund shares advised or sub-advised by the firm, closed-end fundsand Exchange traded funds (ETFs) are reportable securities. Access persons do not need to report transactions effectedin any account over which the accessperson has no direct or indirect influence or control.

The Code of Ethics Officer of the Firm may, at its discretion, request access persons to provide duplicate copiesof confirmations of each disclosable transaction in the accounts and account statements.

In additionto reporting securitiesholdings, every access person shall certify in their initial report that:

They have received, read and understand the Code of Ethicsand recognize that they are subject thereto; and

They have no knowledgeof the existence of any personal conflictof interest relationship which may involve a Fund or Portfolio, such as any economic relationship between their transactions and securities held or to be acquiredby a Fund or a Portfolio.

This initialreport shall be made on the form attached as Initial Report of Access Person (Exhibit

A) and shall be deliveredto the Code of Ethics Officer of the Firm.

Quarterly Reporting Requirements

All accesspersons shall discloseto the Firm’s Code of Ethics Officerall personal reportable securitiestransactions conducted during the period as of the calendar quarter ended within thirty days after quarter end. Access personsthat had no personal securities transactions during the quarter are not requiredto submit a reportconfirming the absence of transactions.

Transactions in directobligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds, and 529 Plans, unless the Firm or a control affiliatemanages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan, are not disclosable transactions. However, mutual fund shares advised or sub-advised by the firm, closed-end fundsand Exchange traded funds (ETFs) are reportable transactions. Access persons do not need to reporttransactions effected in any accountover which the access personhas no direct or indirectinfluence or control.

In additionto reporting securities holdings, every accessperson shall disclosequarterly:

The titleof the security, interest rate and maturity date (if applicable), ticker symbol, trade date, number of shares, price per share,and principal amount of each security involved;

The natureof the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

The name of the broker,dealer or bank with or throughwhom the transaction was effected; and

The date the reportis submitted to the Code of Ethics Officer.

In addition,with respect to any new account established during the quarter by an access personin which any securities were held for the direct or indirectbenefit of the access person, the access person must provide:

The name of the broker, dealeror bank with which the access personestablished the account;

The name of the beneficial ownerof the account;

The accountnumber;

The date the accountwas established; and

The date the reportis submitted by the accessperson.

This quarterly report shall be made on the form attached as Securities Transactions for the Calendar Quarter Ended (Exhibit C) and shall be deliveredto the Code of Ethics Officer of the Firm. In lieu of manuallyfilling out all the information required by the form, access persons may attach confirmsand/or account statements to a signedform.

Annual AccessPerson Report

All access personnel must submit a report of all holdings in reportable securities on an annual basis, current as of a date not more than 45 days before the report is submitted, within thirty (30) days after year end. Mutual fund shares advised or sub-advised by the Firm are reportable transactions. Access persons do not need to report transactions effected in any account over which the access person has no direct or indirectinfluence or control. Holdings in direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper,high quality short-term debt instruments and registered unaffiliated mutual funds are not disclosable holdings. However,the names of the broker, dealer or bank with which the access person maintainsan account in which “any securities” are held for the accessperson’s direct or indirect benefitmust be annually reported. For example,if you own mutualfund shares in Vanguard, outside of the Firm’s 401K/Profit Sharing plan, you need to completethe section entitledBrokerage/Investment Accounts located on ExhibitB.

In additionto reporting securities holdings, every access person shall certify annuallythat:

They have read and understand the Code of Ethics and recognizethat they are subject thereto;

They have not made any political contributions for the purpose of obtainingor retaining the Firm’s engagement as an investment adviser to a government entity;

They have compliedwith the requirements of the Code of Ethics;and that they have reported all personal securities transactions required to be reportedpursuant to the requirements of the Code of Ethics;

They have not disclosed pending"buy" or "sell" orders for a Portfolio or Fund to any employeesof any other Management Company, exceptwhere the disclosure occurredsubsequent to the execution or withdrawal of an order; and

They have no knowledgeof the existence of any personal conflict of interest relationship which may involve any Portfolio or Fund, such as any economic relationship between their transactions and securities held or to be acquiredby a Fund or Portfolio.

This annualreport shall be made on the form attachedas Annual Reportof Access Person

(Exhibit B) and shall be delivered to the Code of Ethics Officerof the Firm.

Reports to Code of Ethics Officer

The Code of Ethics Officer of the Firm shall provide, by the thirtieth(30) day after each quarter end, certification to the Compliance Officerof a Fund that, as of the prior quarter end:

The Code of Ethics Officer of the Firm has collected all documentation required by the Code of Ethics and Rule 17j-1 and is retainingsuch documentation on behalfof the Fund;

There have been no violations to the Fund's Code of Ethics and, if there have been violations to the Fund's Code of Ethics, the violationhas been documented and reported to the Fund's Compliance Officer;and

The Firm has appointed appropriate management or compliance personnel, such as the Code of Ethics Officer to review transactions and reports filed by access persons under the Code of Ethics, and adopted procedures reasonably necessaryto prevent Access Persons from violatingthe Firm’s Code of Ethics.

Each quarter the Code of Ethics Officer of the Firm shall also provide to the Compliance Officer of each Fund a list of access persons who are subject to the Fund's Code of Ethics and the name of the Code of Ethics Officer of the Firm responsible for pre-clearing and reviewing personal securities transactions.

The Code of Ethics Officer of the Firm shall provide such information, including, but not limited to, initial,quarterly and annual reports for all access persons,pre-clearance reports and approval for short term transactions, IPO and privateplacement securities, as is requestedby the Fund's Compliance Officer.

General ReportingRequirements

The Code of Ethics Officer of the Firm shallnotify each access person that he or she is subjectto this Code of Ethics and the reporting requirements contained herein, and shall deliver a copy of this Code of Ethicsto each such person when they become an accessperson, or upon request.

Reports submitted pursuant to this Code of Ethicsshall be confidential and shall be providedonly to the officersand Directors of the Firm, and each Fund,counsel and/orregulatory authorities upon appropriate request.

Excessive Trading

The Firm understands that it is appropriate for access persons to participate in the public securities marketsas part of their overallpersonal investment programs. As in other areas, however, this should be done in a way that creates no potential conflictswith the interests of any Fund or Portfolio. Further, it is important to recognize that otherwise appropriate trading, if excessive (measuredin terms of frequency, complexity of trading programs, numbers of tradesor other measureas deemed appropriate by the Fund's Compliance Officer, Code of Ethics Officer of the Firm, or senior management at the Firm), may compromise the best interestsof any Funds or Portfolios if such excessive tradingis conducted duringwork-time or using Fund/Portfolio resources.   Accordingly, if personal trading rising to such dimension as to create an environment that is not consistent with the Code of Ethics, such personal transactions may not be approvedor may be limitedby the Code of Ethics Officer of the Firm.

Conflict of Interest

Every accessperson shall notifythe Code of Ethics Officerof the Firm of any personal conflictof interest relationship which may involvea Fund or Portfolio, such as the existenceof any economicrelationship betweentheir transactions and securities held or to be acquiredby any Portfolioor Fund. The Firm’s Code of Ethics Officershall notify the Compliance Officerof a Fund of anypersonal conflict of interest relationship which may involve theFund. Such notification shall occurin the pre-clearance process.

CERTIFICATION OF COMPLIANCE

Initial Certification

Each newly hired Supervised Person will be providedwith a copy of this Code of Ethics upon commencement of employment. Each Supervised Person will be required to certifyin writing, in the form attached as Exhibit A, that they have: (i) receiveda copy of this Code; (ii) read and understand all provisions of this Code; and (iii) agreed to comply with the terms of this Code of Ethics in every respect.Such certification should be deliveredto the Code of Ethics Officer or his or her designee.

Acknowledgement of Amendments

Supervised Personswill be providedwith any amendments to this Code of Ethicsand should submit a written acknowledgement, in the form attached as ExhibitF, that they have received, read, and understood the amendments to this Code of Ethics. Such acknowledgement should be delivered to the Code of Ethics Officeror his or her designee.

Annual Certification

Each Supervised Person will certify annually, in the form attached as Exhibit B of this Code of Ethics, that he or she has read,understood, and complied with this Code of Ethics.Such certification shouldbe delivered to the Code of EthicsOfficer or his or her designee.

REPORTING OF VIOLATIONS TO THE CHIEF COMPLIANCE OFFICER

All Supervised Persons must report violations of the firm’s Code of Ethicspromptly to the Chief Compliance Officer or Code of Ethics Officer providedthe Chief Compliance Officeralso receives reports of all violations.

REPORTING OF VIOLATIONS TO THE BOARDOF DIRECTORS

The Chief Compliance Officer or the Code of Ethics Officer of the Firm shall promptlyreport to the Compliance Officer of the Fund and the Board of Directors of the Firm allapparent violations of this Code of Ethics and the reportingrequirements thereunder.

When the Code of EthicsOfficer of the Firm finds that a transaction otherwise reportable to the Board of Directorspursuant to the Code could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violationof Rule 17j-1(a), he/she may, in his/her discretion, lodge a written memorandum of such findingand the reasons thereforewith the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Directors. Such findings shall, however, be reportedto the Compliance Officerof any respective Funds.

The Board of Directorsof the Firm or any Fund, or a Committee of Directors createdby such Board of Directors, for that purpose, shall consider reports made to the Board of Directorshereunder and shall determine whetherthis Code of Ethics has been violated and what sanctions, if any, should be imposed.

ANNUAL REPORTINGTO THE BOARD OF DIRECTORS

The Chief Compliance Officeor the Code of EthicsOfficer of the Firm shallprepare an annualreport relating to this Code of Ethics to the Board of Directors of the Firm and the Funds. Such annual report shall:

Summarize existing procedures concerningpersonal investingand any changes in the procedures made during the past year;

Identify any violations requiring significant remedialaction during the past year; and

Identify any recommended changes in the existingrestrictions or procedures based upon the Firm’s experience underits Code of Ethics, evolvingindustry practicesor developments in applicable laws or regulations; and

State that the Firm had adopted proceduresreasonably necessary to prevent access persons from violating the Code.

SANCTIONS

Upon discovering a violation of this Code, the Management Committeeof Cooke & Bieler in conjunction with the Chief Compliance Officer, may imposesuch sanctions as they deem appropriate, includingbut not limitedto a warning, fines, disgorgement, suspension, demotion, or termination of employment.

The Chief Compliance Officer is empowered to determinewith the benefitof hindsight, that what appeared to be a violation upon first inspection after further investigation may determine that nothing improperhappened and therefore no breach of the Code and no sanction will be enforced.

RETENTION OF RECORDS

The Firm shall maintainthe following records as required under Rule 17j-1 and Rule 206A-1:

A copy of any Code of Ethics in effect within the most recent five years, which must be maintained in an easilyaccessible place;

A list of all persons required to make reports hereunderwithin the most recent five years and a list of all persons who were responsible for reviewing the reports, as shall be updated bythe Code of EthicsOfficer of the Firm, which must be maintained in an easilyaccessible place;

A copy of each reportmade by an access person, including any brokerageconfirmations and account statements made in lieu of these reports and submittedto the Firm’s Code of Ethics

Officer for a periodof five years from the end of the fiscalyear in which it was made or provided, the first two years of which must be in an easily accessible place;

Each memorandum made by the Code of Ethics Officer of the Firm hereunder, for a period of five years from the end of the fiscal year in which it was made, which must be maintained in an easily accessible place;

A record of any violation hereof and any action taken as a result of such violation, which must be maintained in an easily accessibleplace for a period of five years following the end of the fiscal year in which the violationoccurred; and

A record of all written acknowledgements of the Code and any amendments for each person who is currently, or within the past 5 years was a Supervised Person, which must be maintained in an easily accessible place.

A copy of reports, if any, provided to the Firm’s Management Committee or Board of Directors of a Fund which describes any issues arising under the Code of Ethics and certifies that the Firm has adopted procedures reasonably necessary to prevent access persons from violating the Code of Ethics, which must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

COOKE & BIELER, L.P. CODE OF ETHICS

INITIAL REPORTOF ACCESS PERSON

EXHIBIT A

I hereby acknowledge that (i) I received of a copy of the Code of Ethics (the "Code") for Cooke & Bieler, L.P. (the “Firm”); (ii) I have read and understand the Code; (iii)and I recognizethat I am subject to the Code as an "access person" of the Firm.

Except as noted below, I hereby certify that I have no knowledge of the existenceof any personal conflict of interest relationship which may involvethe Fund/s or any Portfolio of the Firm, such as any economic relationship between mytransactions and securities held or to be acquired by the Fund or any Portfolio’s advised by the Firm.

3.     As of the date below I had a direct or indirectbeneficial ownership in the following securities or I exercised direct or indirect influence or control over those securities. You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds and 529 Plans, unless the Firm or a control affiliate manages, distributes, marketsor underwrites the 529 Plan or the investments and strategiesunderlying the 529 Plan that is a college savings plan. However, you do need to report holdings in mutual funds where Cooke & Bieler serves as Adviser or Sub-adviser. In addition, positions in closed-end funds and Exchange Traded Funds(ETF’s) must be reported.

Pleasecheckthis box if an addendumis attached listing additional securities [ ]

SECURITY NAME	TICKER	# OF SHARES	PRINCIPAL AMOUNT

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirectbeneficial ownership in the securities listed above.

4.         As of the date below I maintainaccounts with the brokers,dealers or banks listed below in which any securities (this includes mutualfunds) were held for my direct or indirect benefit.

Please check this box if an addendumis attached listing additional accounts [ ]

BROKER, DEALER OR BANK THROUGH WHOM SECURITIES ARE HELD	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER

Signature:

Signature:

Access Person                                                                                                  Code ofEthics Officer

Name:

Name:

Date:

(No later than 10 days after becoming an Access person)

Date:

EXHIBIT B

COOKE & BIELER, L.P. CODE OF ETHICS

ANNUAL REPORTOF ACCESS PERSON

I hereby acknowledge that I have read and understand the Code of Ethics and recognize that I am subjectthereto in the capacity of an access person of the Firm.

I hereby certify that I have not disclosedpending "buy" or "sell" orders for a Fund or Portfolioof the Firm to any employeesof any other Management Company, except where the disclosure occurred subsequent to the executionor withdrawal of an order.

Except as reported in this Exhibit or reported in duplicatestatements, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship whichmay involve any Portfolio or Fund/s,such as any economic relationship between my transactions and securities held or tobe acquired by a Fund or Portfolio.

I hereby certify that during the calendaryear, I have reported all entertainment that I received which exceeded$100 in the aggregateper quarter by a single entity and pre-cleared all gifts, other than promotional items, that I have both given and received.

I hereby certify (applicable only for Covered Associates) that during the year ended December 31,     , I have not made any personal political contributions for the purpose of obtainingor retaining advisory contracts with government entities. I have compliedwith the requirements of the Code and have pre-cleared all political contributions in excess of $150 to the Firm. Below is a list of all of my politicalcontributions for the full year including those contributions that have previously been approved.

Political Contributions

DATE OF CONTRIBUTION	ORGANIZATION	AMOUNT

It is not necessary to complete the Annual Holdings Report table for ANY of the following circumstances:

If holdings are in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit,commercial paper,high quality short-term debt instruments, unaffiliated registered open-end investment companies (mutual funds) and 529 Plans, unless the Firm or a control affiliate manages, distributes, markets or underwrites the 529 Planor the investments and strategies underlying the 529Plan that is acollege savings plan,.

If transactions were performed in accountsin which you have no direct or indirectinfluence or control. This refers to accountsthat are held by persons NOT residing in the same householdor accounts in which the employee has no investment discretion over.

If the Firm receives duplicate broker confirmations and statements, please write see attached.

-       If holdings are part of the Firm’s profit-sharing or 401K program, we already have these statements.

I hereby certifythat, during the year ended December 31, _____ , I have complied with the requirements of the Code and I have reported all securities transactions required to be reportedpursuant to the Code.   As of December31,      , I had a direct or indirect beneficial ownership in thesecurities listed below or I exercised direct or indirect control over those securities.

ANNUALHOLDINGS REPORT

Please checkthis box if an addendum is attached listing additional securities [ ]

SECURITY NAME	TICKER	# OF SHARES	PRINCIPAL AMOUNT

As of December 31,                 , I maintain the below accountsand/or have a direct or indirect benefit in the accounts, with the brokers or dealers listed below, current as of a date not more than 45 days before the submission of this report.

Applicable accounts:

Accounts in which “any securities” (inclusive of mutualfunds) are held for the access person’s direct or indirect benefit.

Accounts for persons residing in the same household.

Accounts in which the employee is listed in the account title or has “beneficial ownership”.

Accounts in which the employee has investment discretion or can affect a transaction.

Non-applicable accounts:

Accounts outsidetheemployee household in which the employee DOES NOT have investment discretion.

Accounts in which the employee has no direct or indirect influence or control.

Checking or savings accounts in whichno securities are held.

BROKERAGE/ INVESTMENT ACCOUNTS

Please checkthis box if an addendumis attached listing additional accounts [ ]

BROKER, DEALER OR BANK THROUGH WHOM SECURITIES ARE HELD	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER

Signature:

Signature:

Access Person                                                                                      Code ofEthics Officer

Name:

Name:

Date:

Date:

(No later than 30 days after year-end)

COOKE & BIELER, L.P. CODE OF ETHICS ADDENDUMTO THE

ANNUAL REPORT OF ACCESS PERSON

ANNUALHOLDINGS REPORT

SECURITY NAME	TICKER	# OF SHARES	PRINCIPAL AMOUNT

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirectbeneficial ownership in the securities listed above.

BROKERAGE/INVESTMENTACCOUNTS

BROKER, DEALER OR BANK	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER

Signature:

Signature:

Access Person                                                                              Code ofEthics Officer

Name:

Name:

Date:

(No laterthan 30 days after year-end)

Date:

EXHIBIT C

COOKE & BIELER, L.P. CODE OF ETHICS

SECURITIES TRANSACTIONS REPORT FOR THE CALENDAR QUARTERENDED:

1.During the quarter referred to above, the followingtransactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirectbeneficial ownership or exercised direct or indirect influence or control over investment decisions, and which are requiredto be reportedpursuant to the Code of Ethics (if none were transacted, write "none"). You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit,commercial paper, high quality short-term debt instruments, registered unaffiliated mutual funds and 529 Plans, unless the Firm or a control affiliatemanages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a collegesavings plan,. However, you do need to report holdings in mutual funds where Cooke & Bieler serves as Adviser or Sub-adviser. In addition,transactions in closed-end funds and Exchange Traded Funds(ETF’s) must be reported.

Pleasecheckthis box if an addendumis attached listing additional securities   [ ]

SECURITY NAME (include interest rate and maturity date, if applicable)	TICKER	TRADE DATE	# OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludestransactions with respect to which I had no direct or indirect influence or control;and (ii) is not an admissionthat I have or had any direct or indirect beneficial ownership in the securities listed above.

During the quarter referredto above, I established the following new accountsin which any securities were held during the quarter for my direct or indirect benefit or for which I had direct or indirect influence or control over investment decisions (if none were opened, write "none").

Please check this box if an addendumis attached listing additional accounts                    [ ]

BROKER, DEALER OR BANK	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

I hereby certify that I have no knowledgeof the existenceof any personal conflict of interest relationship which may involvethe Firm, a Fund or a Portfolio, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Firm, a Fund or a Portfolio.

Signature:

Signature:

Access Person                                                                              Code ofEthics Officer

Name:

Name:

Date:

               (no laterthan 30 days after calendar quarter)

Date:

COOKE & BIELER, L.P. CODE OF ETHICS ADDENDUMTO THE

SECURITIES TRANSACTIONS REPORT FOR THE CALENDAR QUARTERENDED:

SECURITY NAME (include interest rate and maturity date, if applicable)	TICKER	TRADE DATE	# OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER, DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludestransactions with respect to which I had no direct or indirect influence or control;and (ii) is not an admissionthat I have or had any direct or indirectbeneficial ownership in the securities listed above.

BROKER, DEALER OR BANK	BENEFICIAL OWNER OF ACCOUNT	ACCOUNT NUMBER	DATE ACCOUNT OPENED

Signature:

Signature:

Access Person                                                                              Code ofEthics Officer

Name:

Name:

Date:

                  (no later than 30 days after calendar quarter)

Date:

EXHIBIT D

COOKE & BIELER, L.P. CODE OF ETHICS

SECURITIES    TRANSACTIONS    REPORT    RELATING    TO    SHORT-TERM    TRADING    OF    INVESTMENT PERSONNEL FOR THE SIXTY-DAY PERIOD FROM                                                                                 TO                           :

During the sixty (60) calendarday period referred to above,the following purchases and sales,or sales and purchases, of the same (or equivalent) securities were effected or are proposedto be effected in securities of whichI have, or by reason of such transaction acquired, direct or indirect beneficial ownership or exercised direct or indirect influence or control over investment decisions. You do not need to report transactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, registered open-end investment companies (mutual funds) and 529 Plans, unless the Firm or a control affiliatemanages, distributes, markets or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan,

SECURITY NAME (include interest rate and maturity date, if applicable)	PROPOSED TRADE DATE	NO. OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER/DEALER OR BANK THROUGH WHOM EFFECTED

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control; and (ii) is not an admission that I have or had any direct or indirectbeneficial ownership in the securities listed above.

With respect to the Portfolio or Fund that serves as the basis for my "investment personnel" status with the Firm, and transactions in the securities set forth in the table above, I hereby certifythat:

I have no knowledgeof the existenceof any personal conflict of interest relationship which may involve the Portfolioor Fund, such as front runningtransactions or the existence of any economic relationship between my transactions and securities held or to be acquiredby the Portfolioand/or Fund;

such securities, includingsecurities that are economically related to such securities, involved in the transaction are not (i) being considered for purchaseor sale by the Portfolio and/or Fund, or (ii) being purchased or sold by the Portfolioand/or Fund; and

Such transactions are in compliance with the Code of Ethics of the Firm.

Date:

Signature:                                                                                                            Investment Personnel

Name:

In accordance with the provisions of SectionB(2)(c) of the Code of Ethics of the Firm, the transaction proposed to be effected as set forth in this report is:                                        Authorized:             [ ]              Unauthorized: [ ]

Date:

Signature:                                                                                                            Code ofEthics Officer

Name:

EXHIBIT E

COOKE & BIELER, L.P. CODE OF ETHICS

PERSONAL SECURITIES TRANSACTIONS PRE-CLEARANCE FORM

(See Section D (1),Code of Ethics)

I hereby requestpre-clearance of the securities listed below. You do not need to pre-cleartransactions in direct obligations of the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, high qualityshort-term debt instruments, registered open-end investment companies (mutual funds), closed-end funds and Exchange Traded Funds (ETF’s) or transactions listed in SectionD of the Code of Ethics.

SECURITY NAME (include interest rate and maturity date, if applicable)	# OF SHARES	PRICE PER SHARE	PRINCIPAL AMOUNT	NATURE OF TRANSACTION (Purchase, Sale, Other)	BROKER/ DEALER OR BANK THROUGH WHOM EFFECTED	AUTHORIZED BY CODE OF ETHICS OFFICER YES NO

This report (i) excludestransactions with respect to which I had no direct or indirectinfluence or control; and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Is any proposedtransaction described above within sixty (60) days of a prior transaction in the same or equivalent security and in the opposite direction (meaninga buy and sale or sale and buy)?

Yes:           [ ]              No:   [ ]

If yes, the access person must submit a Securities Transactions Report Relating to Short Term Trading (ExhibitD) for pre-approval.

Is any proposed transaction described above considered an InitialPublic Offering (IPO) or PrivatePlacement? Yes:      [ ] No:   [ ]

If yes, the Code of Ethics Officershould preparea memorandum describing the reasonsfor pre-approving the transaction pursuant to SectionB(1)(d)(4) of the Code.

Signature:

Signature:

Access Person                                                                      Code ofEthics Officer

Name:

Name:

Date:

                                                            *           Date:

* This pre-clearance will expire at the close of business on the second (2nd) tradingday after pre-clearance was approved.The access person is requiredto obtain additional pre-clearance if the trade is not completed before the authorityexpires. Please note, if compliance approval is granted after 2:00pm, we will not count this day toward the two (2) business day window.

EXHIBIT F

CertificationofCompliancewith Cooke& Bieler’s Code of Ethics

I hereby certify that I have received a copy of Cooke & Bieler’s Code of Ethics (the “Code”)and have read the Code and understand its requirements. I further certifythat I am subjectto the Code, will comply with its requirements in every respect and will not engagein conduct prohibited by the Code.

Name:

Position:

Date: